Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS FIRST QUARTER FINANCIAL RESULTS
Delivers Strong Year-over-Year Improvement in Gross Margin
SANTA ANA, Calif., April 23, 2014 - Ingram Micro Inc. (NYSE: IM), the world’s largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services, today announced financial results for the first quarter ended March 29, 2014.

	First Quarter Ended
	March 29, 2014	March 30, 2013
Net sales ($B)	$10.38	$10.26
Gross Margin	5.88%	5.70%
Operating margin	0.66%	0.88%
Non-GAAP operating margin	1.18%	1.13%
Earnings per diluted share	$0.16	$0.32
Non-GAAP earnings per diluted share	$0.43	$0.41
A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

Alain Monié, Ingram Micro president and CEO, commented, “We had a good start to 2014, as we continued our trajectory of strong year-over-year gross margin expansion, while delivering top line growth consistent with sequential historical seasonality and in-line with our expectations. We remain confident in our expectations for full year 2014 worldwide revenue growth in the low- to mid- single-digits, in-line with overall global IT spending, and continued improvement in operating profitability.”

2014 First Quarter Business Drivers:

•	Strong growth in Europe and Latin America was partially offset by lower handset sales in the company’s new mobility business in Indonesia, as previously indicated.

•
Gross margin continued to benefit from a stronger mix of advanced solution sales and mobility life cycle services, as well as the addition of recently acquired businesses, SoftCom, CloudBlue and Shipwire.

•	The company maintained pricing discipline, particularly in North America where the sales environment continues to be highly competitive.

•
GAAP operating margins were down due to significant restructuring expense related to the company’s organizational effectiveness programs announced on February 14, 2014; however, on a non-GAAP basis operating margin was up year-over-year in North America, Europe, Latin America and in the new mobility business, due to increasing contribution from higher margin businesses.

•	During the quarter the company accelerated its strategic investments and ramped up spending on key growth initiatives across the globe in advanced solutions, supply chain services, Cloud and mobility.

•	First quarter earnings per share growth was impacted by the combination of these investments and higher interest and other expenses.

Worldwide sales increased by $120 million to a first quarter record of $10.4 billion, up 1 percent in U.S. dollars, when compared with $10.3 billion in the first quarter last year.
Worldwide gross profit was $611 million (5.88 percent of total sales), compared with $585 million (5.70 percent of total sales) in the 2013 first quarter.
On a GAAP basis, operating income was $68.4 million (0.66 percent of total sales), compared with 2013 first quarter operating income of $90.8 million (0.88 percent of total sales). 2014 first quarter net income was $24.8 million, or 16 cents per diluted share. This compares with 2013 first quarter net income of $49.8 million, or 32 cents per diluted share. 2014 first quarter operating income was impacted by $47.0 million pre-tax in reorganization, integration and transition costs primarily related to the company’s organizational effectiveness programs and continued BrightPoint integration, which reduced earnings per diluted share by 24 cents. This compares to 2013 first quarter reorganization, integration and transition costs primarily related to BrightPoint integration of $13.2 million pre-tax, which reduced earnings per diluted share by 6 cents.
Non-GAAP operating income for the 2014 first quarter was $123 million (1.18 percent of total sales). This compares with non-GAAP operating income for the 2013 first quarter of $116 million (1.13 percent of total sales).
2014 first quarter non-GAAP net income was $67.9 million, or 43 cents per diluted share, compared with non-GAAP net income of $63.1 million, or 41 cents per diluted share, in the 2013 first quarter.
Interest and other expenses for the 2014 first quarter was $24.5 million, including the impact of a one-time charge of $2.0 million, compared to interest and other expenses of $14.7 million in the year-earlier period.
The effective tax rate for the 2014 first quarter was 43.4 percent. The 2014 first quarter effective tax rate was negatively impacted by approximately 13 percentage points related to $18 million of restructuring charges recorded in jurisdictions where there was no tax benefit realized.

Key 2014 first quarter business highlights:

•
Ingram Micro entered the execution phase of its organizational effectiveness programs, which are designed to further enhance the company’s ability to innovate and respond to market needs with greater speed and efficiency. The programs involve three critical aspects:

•	Aligning and leveraging the company’s infrastructure globally with its evolving businesses, opportunities and resources;

•	De-layering and simplifying the organization to enable the company to be more nimble, responsive and collaborative; and

•	Maintaining investments in expertise and capabilities to continue to transform the company’s business mix in faster growing, higher margin businesses.
As a result of the alignment and de-layering programs, the company expects annual savings between $80 and $100 million, and a similar level of one-time restructuring, integration and reorganization costs. In addition to headcount reductions in all regions, initial actions under the programs include consolidating warehouse facilities and other operations in Europe.

•
The company started leveraging its global presence for its recently acquired CloudBlue IT asset disposal services business with the opening of new facilities in Canada and the U.K. Ingram Micro plans to expand CloudBlue’s business to multiple additional countries throughout 2014.

•
Ingram Micro’s recently acquired Shipwire ecommerce fulfillment business is benefiting from the company’s worldwide infrastructure to broaden its global reach and has begun to integrate with Ingram Micro’s logistics facilities starting in the U.K.

•
Ingram Micro will capitalize on its success in North America to expand Ingram Micro Cloud into a worldwide services organization that will specialize locally and scale globally to accelerate the adoption of cloud services.

•
The company expanded its strategic alliance with Parallels, a leading hosting and cloud services enablement provider, and will adopt and deploy Parallels Automation as the core service delivery platform for its new global Cloud Marketplace.

•
Ingram Micro partnered with VMware to expand its business reach and advanced solutions portfolio and now can market, sell and support the entire VMware portfolio to channel partners working within the U.S. federal government market.

•	Ingram Micro secured authorizations from NetApp, Inc. to sell high-value storage and data management solutions in multiple countries in Europe and Asia Pacific.

•	Ingram Micro broadened its industry-leading solutions portfolio with the addition of market-leading 3D printing vendors MakerBot and 3D Systems to its document imaging line card.

•	The Company expanded its data capture point of sale portfolio with the addition of solutions from Honeywell in Australia, New Zealand, Malaysia and Thailand.

•
Ingram Micro was recognized for its leadership in the channel, winning significant industry awards including: three “Distributor of the Year” awards from Cisco: U.S. Cloud Distributor of the Year, U.S. Security Distributor of the Year and Canada Collaboration Distributor of the Year; VMware’s Americas Region VMware Partner Network Award in the “Distributor of the Year” category; and “U.S. Distributor of the Year” from Fortinet.

•
Ingram Micro Mobility announced that it was named the preferred handset distributor and services provider for the 360 Group, a consortium of four of Verizon Wireless’ largest national dealers including A Wireless, Diamond Wireless, Go Wireless and Moorehead Communications (dba as TCC). As part of the agreement, Ingram Micro Mobility will integrate directly into more than 1,750 points of sale and will provide the 360 Group with a suite of industry-leading supply chain services, including forward and reverse logistics services. Sales and services under the agreement are expected to begin in the second quarter of 2014.

Outlook
For the 2014 second quarter, the company currently expects worldwide revenue to increase year-over-year in the low- to mid-single digits, with gross margin improving over the second quarter of 2013 by mid- single-digit basis points.

In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures exclude the amortization of intangible assets, as well as charges associated with reorganization, integration and transition costs and other expense reduction programs, including those associated with the company’s organizational effectiveness programs announced on February 14, 2014. For the 2014 year, these non-GAAP financial measures also exclude a benefit related to the receipt of $6.6 million from a LCD flat panel class action settlement. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the benefit or impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity.

Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with the use of these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similar items that present related charges differently. In this regard, the non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast
Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 430-8691 (toll-free within the United States and Canada) or (719) 457-1512 (other countries), passcode “8670158.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (888) 203-1112 or (719) 457-0820 outside the United States and Canada, passcode “8670158.”

About Ingram Micro Inc.
Ingram Micro is the world's largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services. As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics and mobile solutions, technical support, financial services and product aggregation and distribution. The company is the only global broad-based IT distributor, serving approximately 160 countries on six continents with the world's most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.
Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements, including statements relating to the expected benefits of acquisitions and the financial performance of the combined company, are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we have made and expect to continue to make investments in new businesses and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (2) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and earnings; (3) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (4) we continually experience intense competition across all markets for our products and services; (5) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (6) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (7) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what losses we may incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly. We also face a variety of risks associated with our acquisitions and any other acquisitions we may make, including: management’s ability to execute its plans, strategies and objectives for future operations, including the execution of integration plans and our organizational effectiveness programs, and to realize the expected benefits of our acquisitions or our organizational effectiveness programs; growth of the mobility industry, the government contracts business, and in new and untapped markets in geographies outside the U.S.; and other uncertainties or unknown, underestimated and/or undisclosed commitments or liabilities; and our ability to achieve the expected benefits and manage the costs of the integrations of our acquisitions.
Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and seek to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the fiscal year ended Dec. 28, 2013; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings.

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© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	March 29, 2014	December 28, 2013
ASSETS
Current assets:
Cash and cash equivalents	$424,511	$674,390
Trade accounts receivable, net	4,550,176	5,454,832
Inventory	3,896,389	3,724,447
Other current assets	600,165	521,902
Total current assets	9,471,241	10,375,571
Property and equipment, net	490,288	488,699
Goodwill	527,526	527,526
Intangible assets, net	365,351	375,423
Other assets	39,961	23,976
Total assets	$10,894,367	$11,791,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,217,255	$6,175,604
Accrued expenses	571,752	710,040
Short-term debt and current maturities of long-term debt	167,289	48,772
Total current liabilities	5,956,296	6,934,416
Long-term debt, less current maturities	848,499	797,454
Other liabilities	104,759	109,700
Total liabilities	6,909,554	7,841,570
Stockholders’ equity	3,984,813	3,949,625
Total liabilities and stockholders’ equity	$10,894,367	$11,791,195

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013

Net sales	$10,383,989	$10,262,444
Cost of sales	9,773,409	9,677,139
Gross profit	610,580	585,305
Operating expenses:
Selling, general and administrative	489,644	474,078
Amortization of intangible assets	14,152	11,765
Reorganization costs	38,424	8,666
	542,220	494,509

Income from operations	68,360	90,796
Interest and other:
Interest income	(1,425)	(1,829)
Interest expense	19,322	15,638
Net foreign currency exchange loss (gain)	1,588	(1,934)
Other	4,983	2,869
	24,468	14,744
Income before income taxes	43,892	76,052
Provision for income taxes	19,059	26,293
Net income	$24,833	$49,759
Diluted earnings per share	$0.16	$0.32
Diluted weighted average shares outstanding	159,000	154,557

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Thirteen Weeks Ended
	March 29, 2014	March 30, 2013
Cash flows from operating activities:
Net income	$24,833	$49,759
Adjustments to reconcile net income to cash used by operating activities:
Depreciation and amortization	34,219	29,992
Stock-based compensation	7,886	7,416
Excess tax benefit from stock-based compensation	(2,210)	(748)
Noncash charges for interest and bond discount amortization	587	608
Deferred income taxes	4,526	19,586
Changes in operating assets and liabilities:
Trade accounts receivable	896,266	926,539
Inventory	(184,173)	(232,082)
Other current assets	(107,723)	(9,365)
Accounts payable	(985,564)	(867,171)
Change in book overdrafts	32,255	(65,713)
Accrued expenses	(147,332)	(40,622)
Cash used by operating activities	(426,430)	(181,801)
Cash flows from investing activities:
Capital expenditures	(22,320)	(15,431)
Investment in (sale of) marketable trading securities, net	(50)	650
Cost-based investment	(10,000)	—
Cash used by investing activities	(32,370)	(14,781)
Cash flows from financing activities:
Proceeds from exercise of stock options	23,014	11,718
Excess tax benefit from stock-based compensation	2,210	748
Net proceeds from revolving credit facilities	173,075	147,795
Cash provided by financing activities	198,299	160,261
Effect of exchange rate changes on cash and cash equivalents	10,622	3,804
Decrease in cash and cash equivalents	(249,879)	(32,517)
Cash and cash equivalents, beginning of period	674,390	595,147
Cash and cash equivalents, end of period	$424,511	$562,630

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirteen Weeks Ended March 29, 2014
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$3,924.8	$2,994.4	$2,141.2	$493.5	$830.1	$—	$10,384.0

GAAP Operating Income	$52.8	$(7.2)	$12.7	$9.0	$8.9	$(7.9)	$68.4
Reorganization, integration and transition costs	12.8	29.2	2.6	0.5	2.0	—	47.0
Amortization of intangible assets	4.3	0.6	0.4	0.2	8.6	—	14.1
LCD class action settlement	(6.6)	—	—	—	—	—	(6.6)
Non-GAAP Operating Income	$63.3	$22.6	$15.7	$9.7	$19.5	$(7.9)	$122.9

GAAP Operating Margin	1.35%	(0.24)%	0.60%	1.82%	1.07%		0.66%
Non-GAAP Operating Margin	1.61%	0.75%	0.74%	1.96%	2.35%		1.18%

	Thirteen Weeks Ended March 30, 2013
	North America	Europe	Asia-Pacific	Latin America	Brightpoint	Stock-based compensation	Consolidated Total
Net Sales	$3,867.8	$2,669.0	$2,194.5	$462.0	$1,069.2	$—	$10,262.4

GAAP Operating Income	$55.6	$13.9	$13.8	$5.6	$9.3	$(7.4)	$90.8
Reorganization, integration and transition costs	2.5	2.6	3.3	—	4.9	—	13.2
Amortization of intangible assets	1.8	0.5	0.2	0.2	9.1	—	11.8
Non-GAAP Operating Income	$59.8	$17.0	$17.3	$5.8	$23.2	$(7.4)	$115.8

GAAP Operating Margin	1.44%	0.52%	0.63%	1.20%	0.87%		0.88%
Non-GAAP Operating Margin	1.55%	0.64%	0.79%	1.25%	2.17%		1.13%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirteen Weeks Ended March 29, 2014
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$24.8	$0.16
Reorganization, integration and transition costs	38.9	0.24
Amortization of intangible assets	10.1	0.06
LCD class action settlement	(4.7)	(0.03)
Pan-Europe foreign exchange gain	(1.2)	(0.01)
Non-GAAP Financial Measure	$67.9	$0.43

	Thirteen Weeks Ended March 30, 2013
	Net Income	Diluted Earnings per Share (a)
As Reported Under GAAP	$49.8	$0.32
Reorganization, integration and transition costs	8.7	0.06
Amortization of intangible assets	7.7	0.05
Pan-Europe foreign exchange gain	(3.0)	(0.02)
Non-GAAP Financial Measure	$63.1	$0.41

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 159,000 and 154,557 for the thirteen weeks ended March 29, 2014 and March 30, 2013, respectively.